Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Euronet Worldwide, Inc.:
We consent to the use of our report dated February 26, 2010, with respect to the consolidated balance sheets of Euronet Worldwide, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the consolidated financial statements refers to the retrospective adoption of the provisions of FASB ASC 470-20-30-22 (formerly, FASB Staff Position APB 14-1), Debt with Conversion and Other Options, and FASB ASC 810-10-45-16 (formerly, SFAS No. 160), Noncontrolling Interest, as of January 1, 2009.
/s/ KPMG LLP
Kansas City, Missouri
March 5, 2010